Exhibit 10.2

Separation and General Release Agreement

This Separation and General Release Agreement (“Agreement”), is entered into on the date this Agreement becomes effective, between Mark R. Stauffer (“You” or “Your”) and Orion Group Holdings, Inc. (the “Company”). The Parties agree that this Agreement represents the full and complete agreement concerning all matters between them (except as otherwise provided herein) and the Parties intend to be legally bound by its terms.

WHEREAS, Your employment separation with the Company will be effective April 6, 2022 (“Separation Date”), and will be an involuntary termination Without Cause (the term “Without Cause” as used herein is as defined in Section 1.1(k) of the below referenced Employment Agreement); and

WHEREAS, You are entitled to certain benefits related to Your separation under the terms and conditions set forth in the Employment Agreement entered into between You and the Company dated January 1, 2015, and as amended by the First through Fourth Amendments (the “Employment Agreement”), and such additional benefits as set forth herein provided the terms of the Agreement are met; and

WHEREAS, You and the Company have entered into a separate Consulting Agreement dated April 6, 2022, pursuant to which You will provide certain consulting services to the Company following the Separation Date through August 31, 2022, unless terminated earlier (the “Consulting Agreement”).

NOW, THEREFORE, You and the Company agree as follows:

1.

General:  Conditioned on the enforceable determination that You are terminated by the Company Without Cause, You agree to relinquish any right You may have to be employed by the Company or any of the Released Parties as of Your Separation Date, and agree to resign from all representative positions with the Company as of the Separation Date (including but not limited to Your position as a member of the Company’s Board of Directors).  Your separation from employment with the Company will not impact Your rights to the following:

a)	Salary: You will be paid Your current salary, as applicable, through Your Separation Date.
b)

Medical, Vision, and Dental Insurance via COBRA:  The Company will terminate Your medical, vision, and dental insurance benefits as an active employee as of the last day of the month in which Your Separation Date occurs. You will be eligible to enroll in COBRA continuation coverage, generally for up to 18 months, or until You otherwise lose eligibility for COBRA coverage, whichever occurs first. The COBRA administrator will send You a COBRA election notice with more information on how to elect COBRA and the cost of such continued coverage.

c)	Vacation Pay: You will be paid for Your earned, unused vacation through Your Separation Date.
d)	Vested Benefits: Your rights to other Company benefits will continue to be determined by the terms of any applicable plans.

e)	Non-Conditional: You will receive the above wages and benefits regardless of whether You sign this Agreement.
2.

Consideration: In consideration for Your signing and not revoking this Agreement and performing the promises contained herein, You will be entitled to the following payments and benefits (in each case, less applicable taxes and withholdings):

a)	The following separation benefits, in accordance with, and in full satisfaction of, clauses (b) through (e) of Section 3.4 of the Employment Agreement:

i)continued payment of Your base salary as of the Separation Date ($725,000) for a period of twelve months, in accordance with the Company’s standard payroll practices;

ii)monthly payment for a period of twelve months of $2,500 to cover transitional expenses; and

iii)monthly payment for a period of twelve months of an amount equal to Your monthly car allowance ($1,250).

The time and form of the payments set forth in this Paragraph 2(a) will be made in accordance with the time and form of payment rules (including, for the avoidance of doubt, the Section 409A limitations) outlined in the applicable sections of the Employment Agreement.

b)

The Compensation Committee will take action, to the extent necessary, to provide for the following additional separation benefits related to Your outstanding equity-based awards previously granted by the Company:

i)Restricted Stock:  The restrictions scheduled to be lifted on or before August 31, 2022, on 61,833 previously granted shares of Restricted Stock shall be lifted on the Effective Date (as defined in Paragraph 18). All other previously granted shares of Restricted Stock shall be forfeited to the Company as of Your Separation Date.

ii)Stock Options:  Any and all previously granted Stock Options that are already exercisable in accordance with their terms as of the Separation Date will remain outstanding and must be exercised in accordance with their terms and within any post-termination exercise period as specified in the applicable award agreement or they will be forfeited to the Company.

iii)Performance Units:  With regard to any and all previously granted performance-based restricted stock units for which the applicable performance period has ended and the level of achievement of the performance metrics has been determined by the Compensation Committee of the Company’s Board of Directors as of Your Separation Date, You will retain the right to receive any and all “earned” shares of common stock  (or cash payments, if the applicable award is settled in cash) under such awards that are scheduled to be distributed on or before August 31, 2022, which shares (or, as applicable, cash payment) shall be distributed to You at the same time You would have received such distribution had You remained employed by the Company. For the avoidance of doubt, the number of shares and amount of the cash payment subject to the acceleration of vesting described in this Paragraph 2(b)(iii) is 126,122 shares and $44,156, respectively. All other previously granted performance-based restricted stock units shall be forfeited to the Company.

3.

Vested Benefits and Eligibility for Other Severance Plans:  Your rights to any other Company benefits will be determined by the terms of the applicable plan(s). You agree that the consideration set forth above in Paragraph 2 supersedes any other severance benefits which You may be entitled to receive from the Company and that You are not entitled to any severance payments beyond those contained in said Paragraph.

4.

General Release of Claims Against the Company:  In consideration for the mutual promises set forth in this Agreement, You, on behalf of Yourself and Your assigns, heirs, executors and administrators (and Your and their legal representatives of every kind) hereby release and discharge forever the Company, both as Your employer and as sponsor and administrator of any of the employee benefit plans established for the benefit of its employees, and its predecessors, successors, assigns, divisions, subsidiaries, corporate parents, related or affiliated companies, and each of their respective current and former officers, directors, shareholders, members, employees, benefit plans, assigns, insurers, plan administrators and other plan fiduciaries, heirs, agents, counsel and representatives, including without limitation any and all management and/or supervisory employees thereof, and the successors and assigns of the foregoing (hereinafter collectively referred to as the “Released Parties”) from all claims, arbitrations, suits, proceedings, demands, costs, attorneys’ fees, monies of any kind, expenses, damages, suits, proceedings and/or causes of action of any kind and every description, which You now have or may have, whether known or unknown, suspected or unsuspected, related in any way to Your employment, the termination of Your employment and/or otherwise based on events that occurred from the beginning of time through the date You sign this Agreement.  The Parties intend that this general release of claims be construed as broadly as possible and include any and all claims that may be waived by private agreement.

By way of example only and without limiting any provision of this general release of claims, You agree that You are releasing, waiving and discharging any and all claims against the Released Parties based upon, relating to or arising out of the following:

a)	any claims of retaliation, harassment or discrimination on any basis, including race, color, national origin or ancestry, religion, sex, age, veteran's status, disability, whistleblower status, and any other protected status arising under any federal, state, or local statute, regulatory ordinance, order, law, or other measure, including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act (“ADA”), the ADA Amendments Act of 2008, The False Claims Act, Executive Order No. 11246, 42 U.S.C. 1981, and the Genetic Information and Nondiscrimination Act, all as amended to the date You sign this Agreement;
b)	any claims based on Civil Rights Law, Texas employment discrimination laws, or any federal, state, or local law or regulation prohibiting workplace discrimination and that may apply, any applicable state human rights statutes and all other federal, state and local statues, ordinances and common law, to the fullest extent permitted by law; and

c)	any claims under any other federal, state or local laws pertaining to and/or applicable to Your employment or the separation of Your employment.

You acknowledge and agree that, absent the Compensation Committee’s approval of the partial vesting of the Restricted Stock and Performance Units, as described in Paragraphs 2(b)(i) and 2(b)(iii), respectively, all of the unvested shares of Restricted Stock and unsettled Performance Units as of Your Separation Date would have been forfeited in accordance with the terms of the applicable award agreement.

You agree that the releases in this Paragraph are intended to cover all possible legal and/or equitable relief, including but not limited to wages, back pay, front pay, benefits, compensatory damages, punitive damages, liquidated damages, damages for pain and suffering, damages for emotional distress and attorneys’ fees and costs.

5.

Release Exclusions:  You further understand that nothing in this release generally prevents You from filing a charge or complaint with or from participating in an investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state, or local agency charged with the enforcement of any laws.  You agree that by signing this Agreement, You are waiving Your right to individual, monetary and/or other relief from the Company or any other Released Party based on claims asserted in such a charge or complaint. Finally, You understand this does not include government awards that may be given for providing information to a government agency, nor does it limit your ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement or that may not be waived by law such as claims for workers’ compensation and unemployment benefits.

6.

Covenant Not to Sue:  Except as otherwise provided in Paragraph 5, and except for any claims based on this Agreement, You agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration, either individually or a member of a class in any class or collective action, against the Released Parties in any court, administrative agency or other forum with regard to any claim, demand, liability or obligation arising directly or indirectly out of Your employment with the Company and/or separation from employment. You further represent that no claims, complaints, or other proceedings are pending in any court, administrative agency or other forum relating directly or indirectly to Your employment with the Company and/or separation from employment.

7.

No Admission of Liability:  You acknowledge that nothing in this Agreement constitutes an admission by the Released Parties of any liability or acts of wrongdoing or acts of discrimination, nor shall it be considered evidence of such liability, wrongdoing, or unlawful discrimination.  The Released Parties expressly deny any liability or alleged violation and state that payment has been made solely for the purpose of compromising any and all potential claims.

8.

Compliance with the Older Workers Benefit Protection Act and Applicable State Laws, Advice of Counsel, Consideration, Revocation Period, Other Information:  It is the express intention of the Company that this Agreement comply in all respects with the terms of the Older Workers Benefit Protection Act and all applicable federal, state, and local laws for release agreements.  Accordingly, the Company is specifically advising You as follows:

A.	a)This Agreement constitutes an enforceable contract, and by signing this Agreement, You are waiving certain rights that You may have against the Released Parties under the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; and all federal, state, and local laws as set forth in Paragraph 4 above, based upon Your employment with the Company and/or the termination of Your employment with the Company, except any such rights or claims that may arise after the date You sign this Agreement;
B.	b)The consideration required to be paid and provided to You under this Agreement constitutes value to which You would not be entitled unless You sign this Agreement;
C.	c)You agree that You are voluntarily entering into this Agreement, that You have read and understand its legal and binding effect, that You have not been coerced in any way to sign and not revoke this Agreement, and that no promises or agreements have been made to You except those contained in this Agreement;
d)	The Company advises You to consult with an attorney prior to signing this Agreement. You are responsible for paying that attorney’s fees and costs, if any;

D.	e)You have a period of twenty-one (21) calendar days after receipt of this Agreement to consider this Agreement (the “Consideration Period”), to consult with an attorney regarding its terms if You choose to do so, and to sign a copy of this Agreement, if You choose to accept it. To accept, the original of this Agreement with Your signature must be returned by overnight mail or by e-mail copy (with the original sent by regular mail) to:
E.Austin Shanfelter
Interim Chief Executive Officer
12000 Aerospace Ave.
Suite 300
Houston, TX 77034
ashanfelter@comcast.net
F.And copy
G.Peter Buchler
General Counsel
pbuchler@orn.net
H.	before the end of the Consideration Period. If You do not return the executed Agreement before the end of the Consideration Period, this offer shall be deemed to be withdrawn and shall be null and void;

I.	f)You may revoke this Agreement at any time within seven (7) calendar days following the date on which You sign this Agreement (the “Revocation Period”), and You agree that this Agreement shall not become effective or enforceable until the Revocation Period has expired. To revoke Your signature, You must e-mail a copy to:
J.Austin Shanfelter
Interim Chief Executive Officer
ashanfelter@comcast.net
K.And copy
L.Peter Buchler
General Counsel
pbuchler@orn.net
M.	no later than the seventh (7th) calendar day after You sign this Agreement;
N.g)That the Company’s obligation to provide benefits or to make payments under this Agreement is contingent upon Your signing of this Agreement and the expiration of the Revocation Period without Your revocation of the Agreement; and
O.	h)Any modification or alteration of any of the terms of this Agreement by You voids this Agreement in its entirety.
P.	9.Non-Competition, Confidentiality, Non-Solicitation: You agree and understand that the restrictive covenants contained in Paragraph 3.8 of the Employment Agreement remain in full force and effect as written.
Q.	10.Non-Disparagement: You agree that, except in the event that You are enforcing the terms of this Agreement, You will not publicly comment on the nature of this resignation nor will You otherwise disparage the Company and its affiliates or their respective directors, officers, and employees, regardless of whether it would rise to the level of defamation.
11.

Remedies for Breach:  You agree that the Company would be irreparably harmed if You do not fully perform all of Your obligations under this Agreement and Your performance is not specifically enforced and that, although the Company may seek and obtain damages in excess of the amounts paid hereunder, any such remedy at law would not be adequate in the event of an actual or threatened violation of Your obligations under Paragraphs 9 or 10 above. You agree that the Company, upon bringing a lawsuit to enforce its rights under this Agreement, shall be entitled to an injunction or any appropriate decree of specific performance from the court for any actual or threatened violations, regardless of whether the Company seeks or obtains any damages. You further agree that the Company will be entitled to all attorney’s fees, expert fees and costs associated with any successful court action related to Your breach.

R.	12.Applicable Law: This Agreement shall, in all respects, be interpreted, construed and governed exclusively by and under the domestic laws of the State of Texas, except to the extent that Federal law governs.
S.	13.Modifications: The provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement: (i) is in writing; (ii) specifically references this Agreement; (iii) is signed by You; and (iv) is signed and approved by an authorized representative of the Company.
T.	14.Integration: This Agreement constitutes the entire agreement between You and the Company with respect to the subject matter herein, except as otherwise provided in this Paragraph. You and the Company have signed this Agreement based upon the terms set forth herein. You and the Company have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement. Except as otherwise provided in this Paragraph, no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement. All other prior agreements, except for the Employment Agreement and the award agreements evidencing the equity grants described in Paragraph 2(b), by You and the Company, whether oral or written, are expressly superseded and/or revoked by this Agreement.
U.	15.Severability and Waiver: Each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.
V.	16.Section 409A: All provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, if applicable, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments that are not exempt from Section 409A and that are to be made under this Agreement upon a termination of Your employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Your receipt of such payment or benefit is not delayed until the earlier of (x) the date of Your death or (y) the date that is six months after the termination of employment (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to You (or Your estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by You on account of non-compliance with Section 409A. Nothing in this Agreement shall be interpreted to change the time or form of any payment that is subject to Section 409A.
17.

Counterparts: This Agreement (and any amendment, modification and waiver in respect hereof) may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one agreement binding on the parties.

W.	18.Effective Date: The effective date of this Agreement shall be the eighth (8th) calendar day after the date that You sign this Agreement (the “Effective Date”), provided that You do not revoke it within seven (7) days after signing it. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.

19.Other: Nothing in this Agreement shall be construed or enforced in a manner that would prevent You from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, or from providing truthful information in the course of a government investigation.  Nothing in this Agreement shall be construed or enforced in a manner that would interfere with Your rights under section 7 of the National Labor Relations Act, if any, to discuss or comment on Your terms and conditions of employment.

X.	20.Full Understanding: By signing this Agreement, You agree that You have carefully read this Agreement; that You have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed You, in writing, to talk with an attorney before signing this Agreement; that You know, understand and agree with the contents of this Agreement; and that You are signing this document voluntarily because You are satisfied with its terms and conditions.
21.

Return of All Company Property:  You warrant that upon the conclusion of Your consulting duties, or when requested by the Company, You will return all property of the Company, including but not limited to, passwords to password-protected files, all confidential information( including all records, notes, data, memoranda, models, reports, lists, other documents, and any copies thereof), computer hardware or software, computers, cell phones, smartphones, files, papers, memoranda, correspondence, customer lists, vendor lists, supplier lists, financial data, credit cards, keys, tape recordings, pictures, security access cards, Company identification, and any other items of any nature which were or are the property of the Company or relate to Company’s business and that are in Your possession or under Your control. (“Company Property”), irrespective of whether such Company Property was prepared by You or not.  You also agree to immediately cease using any of the Company’s tradenames and to return to the Company all advertising matter and other materials.  You further agree not to retain any copies of any such Company Property in Your possession or under Your control.

You have read and fully understand this Agreement and have voluntarily signed this Agreement with the full knowledge and understanding that You are waiving valuable rights, and You acknowledge that, unless properly revoked, this Agreement is final and binding.

Remainder of Page Intentionally Left Blank

Y.EXECUTIVE
Z.	Signature: _/s/ Mark R. Stauffer__
AA.	Name:Mark R. Stauffer
BB.	Date:April 6, 2022

Received by Company:

ORION GROUP HOLDINGS, INC.

By: /s/ Austin J. Shanfelter_______

Name: Austin J. Shanfelter

Title: Interim Chief Executive Officer

Date:  April 6, 2022